Exhibit 1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT dated as of January 13, 2025, by and among Cantor EP Holdings I, LLC, Cantor Fitzgerald, L.P., CF Group Management, Inc. and Howard W. Lutnick (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Cantor Equity Partners I, Inc., as of January 13, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: January 13, 2025	CANTOR EP HOLDINGS I, LLC

	By:	/s/ Howard W. Lutnick
		Name:	Howard W. Lutnick
		Title:	Chairman

Date: January 13, 2025	CANTOR FITZGERALD, L.P.

	By:	/s/ Howard W. Lutnick
		Name:	Howard W. Lutnick
		Title:	Chairman and Chief Executive Officer

Date: January 13, 2025	CF GROUP MANAGEMENT, INC.

	By:	/s/ Howard W. Lutnick
		Name:	Howard W. Lutnick
		Title:	Chairman and Chief Executive Officer

Date: January 13, 2025		/s/ Howard W. Lutnick
Howard W. Lutnick